FORM OF

AMENDMENT NUMBER 6 TO THE

AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT

This Amendment 6 (the “Amendment”) to the Principal Underwriting Agreement by and between Hartford Funds Distributors, LLC (formerly known as Hartford Investment Financial Services, LLC), Hartford Series Fund, Inc., and Hartford HLS Series Fund II, Inc., and is effective as of [April 23, 2024] (the “Effective Date”).

WHEREAS, the parties hereto have entered into an Principal Underwriting Agreement dated January 1, 2013, as last amended and restated April 30, 2014 (as amended, supplemented, restated or otherwise modified from time to time), (the “Agreement”); and

WHEREAS, the parties hereto wish to amend and restate Schedule A to reflect the changes to the Funds listed in Schedule A; as previously approved by the Board of Directors (the “Board”).

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule A attached hereto.

2.	The changes to the Agreement reflected in this Amendment shall become effective as of the respective Effective Date reflected in this Amendment.

3.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date first written above.

Hartford Series Fund, Inc.

By:

Name: Thomas R. Phillips
Title: Vice President

Hartford HLS Series Fund II, Inc.

By:

Name: Thomas R. Phillips
Title: Vice President

Agreed to and Accepted:

Hartford Funds Distributors, LLC

By:

Name: Gregory A. Frost
Title: Chief Financial Officer

AMENDED AND RESTATED SCHEDULE A

This Amended and Restated Schedule A to that certain Amended and Restated Principal Underwriting Agreement by and between Hartford Series Fund, Inc., HLS Series Fund II, Inc., and Hartford Funds Distributors, LLC dated April 30, 2014, is effective as of [April 23, 2024].

HARTFORD SERIES FUND, INC.

Hartford Balanced HLS Fund

Hartford Capital Appreciation HLS Fund

Hartford Disciplined Equity HLS Fund

Hartford Dividend and Growth HLS Fund

Hartford Healthcare HLS Fund

Hartford International Opportunities HLS Fund

Hartford MidCap HLS Fund

Hartford Small Cap Growth HLS Fund

Hartford Small Company HLS Fund

Hartford Stock HLS Fund

Hartford Total Return Bond HLS Fund

Hartford Ultrashort Bond HLS Fund

HARTFORD HLS SERIES FUND II, INC.1

Hartford Small Cap Growth HLS Fund1

1 Removed from the agreement effective upon the closing of the reorganization of Hartford Small Cap Growth HLS Fund, a series of Hartford HLS Series Fund II, Inc. into Hartford Small Cap Growth HLS Fund, a series of Hartford Series Fund, Inc.